Exhibit 10.3.2

Amendment

This Amendment (“Amendment”) is effective as of the date that both parties have executed this Amendment (the “Amendment Effective Date”) and amends the nCino, LLC Software Service Agreement dated November 1, 2012, as amended (the “Agreement”) by and between nCino OpCo, Inc. (f/k/a nCino, Inc.) (“nCino”) and Live Oak Bank (“Subscriber”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Agreement.

In exchange for the consideration detailed herein, and other good and valuable consideration, the receipt of which is acknowledged by both parties, the parties do hereby agree as follows:

1.Subscriber hereby purchases access and use rights for the additional Subscription Services set forth in Exhibit A below (the “Additional Subscription Services”) commencing on the Amendment Effective Date. Accordingly: (i) Attachment A to the Agreement shall be amended to include the Additional Subscription Services set forth in Exhibit A below effective as of the Amendment Effective Date, and (ii) the Additional Subscription Services will activate in Subscriber’s Org ID 00DG0000000h5Do as soon as practicable following the Amendment Effective Date. The initial invoice for the Additional Subscription Services will be issued as of the date the Additional Subscription Services are activated, pro-rated for the initial year of activation, as applicable. Thereafter, Subscriber will be invoiced the full annual amount of the Fees for the Additional Subscription Services on each annual invoice date for the remainder of the Term of the Agreement. The term for the Additional Subscription Services will run co-terminously with the Term of Subscriber’s Org ID 00DG0000000h5Do. Any Fees in Subscriber’s Org ID 00DG0000000h5Do that are billed to Subscriber based on a percentage of the Total Annual Subscription Fees will be amended accordingly to cover the cost of the Additional Subscription Services.
Exhibit A

Product(s)*	Features	Quantity	Price	Annual Subscription Fees
nCino Premium Admin Seat FSC	•Functionality for product release management into nCino Sandbox test environment •Release of features into live production environment •Continuous improvement suggestion management and release of new enhancements into live production environment •User set-up / permissions / accessibility management •Salesforce Financial Services Cloud	20 Operator(s)	$145 /Operator /Month	$34,800
*The specific features, functionality and limitations of the Products are set forth in the Documentation. The Subscription Services include a specific amount of data and file storage capacity. Additional storage capacity can be purchased if needed.

2.Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. Any further modification or amendment to the Agreement must be set forth in writing in a document executed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the dates shown below their respective signatures.

nCino	Subscriber
Signature: /s/ Charles Ragland	Signature: /s/ Kyle Gower-Winter
Name: Charles Ragland	Name: Kyle Gower-Winter
Title: Global Sales Operations	Title: Software Engineering Manager
Date: 10/16/2022	Date: 10/15/2022